Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., January 27, 2021 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended December 31, 2020.
Fourth Quarter Highlights and Outlook
•Q4 sales increased 1 percent to $1.2 billion; underlying1 sales flat
•Q4 TAVR sales grew 2 percent; underlying sales flat
•Q4 EPS was $0.49; adjusted1 EPS grew 2 percent to $0.50
•December investor conference highlighted 2021 and long-term outlook
•2021 guidance reiterated with sales growth expected in the mid-teens

“Despite unprecedented challenges in 2020, I’m proud of our team’s steadfast dedication to patients and advancing Edwards’ long-term strategy. We continued to invest in developing solutions that extend lives, improve quality of life, and offer greater value to the healthcare system,” said Michael A. Mussallem, chairman and CEO. “As we look to 2021 and beyond, I am as excited as ever about the work happening at Edwards and, more importantly, what we envision for the future of patient care.”
2020 Full Year Results
Sales for the year ended December 31, 2020, were $4.4 billion, up 1 percent over the prior year, on both a reported and underlying basis. Diluted earnings per share for 2020 were $1.30, while adjusted earnings per share of $1.86 were unchanged from the year-ago period.
Transcatheter Aortic Valve Replacement (TAVR)
The company reported fourth quarter global TAVR sales of $776 million, a year-over-year increase of 2 percent on a reported basis and flat on an underlying basis. COVID had a more pronounced impact on the company’s U.S. sales, which declined mid-single digits, while OUS sales increased in the high-single digit range on an underlying, year-over-year basis. Global average selling prices remained stable.
Looking ahead to 2021, the company continues to anticipate underlying sales growth in the 15 to 20 percent range, with significant COVID-related challenges early in 2021 turning to a more normalized growth environment in the second half of the year. Edwards remains confident that this large global opportunity will exceed $7 billion by 2024, which implies a compounded annual growth rate in the low-double digit range.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
TMTT continues to make meaningful progress moving from early-stage development to clinical use across all of Edwards' platforms, with over 3,000 patients treated to date. To transform treatment and unlock this significant longer-term growth opportunity, TMTT remains focused on three key value drivers: a portfolio of differentiated therapies, positive pivotal trial results to support approvals and adoption, and favorable real-world clinical outcomes.
Despite COVID headwinds, fourth quarter global sales were $13 million, representing sequential improvement versus the third quarter.
Edwards continues to estimate the global TMTT opportunity to reach $3 billion by 2025 and remains committed to transforming the treatment of patients with mitral and tricuspid valve disease around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $204 million, down one percent compared to the fourth quarter of 2019, and down two percent on an underlying basis. As hospitals experienced an influx of COVID patients, surgical valve procedures were limited. This was partially offset by continued strong adoption of the company’s premium technologies.
Critical Care sales were $198 million for the quarter, representing a decline of one percent versus the fourth quarter of 2019, or two percent on an underlying basis, driven by the decline in HemoSphere orders in the U.S. as hospitals limited their capital spending. Sales of TruWave disposable pressure monitoring devices used in the ICU were lifted by the increased COVID hospitalizations late in the fourth quarter in both the U.S. and Europe.
Additional Financial Results
For the quarter, the company’s adjusted gross margin was 75.3 percent, compared to 75.8 percent in the same period last year. This reduction was driven by a negative impact from FX and incremental costs associated with responding to COVID, partially offset by lower performance-based compensation.
Selling, general and administrative expenses in the fourth quarter were $339 million, or 28.4 percent of sales, compared to $347 million in the prior year. This decrease was primarily driven by reduced spending resulting from COVID and lower performance-based compensation, partially offset by the impact from FX.
Research and development expenses in the fourth quarter were $196 million, or 16.4 percent of sales, compared to $194 million in the prior year.  This small increase was primarily the result of higher investments in transcatheter mitral valve replacement and costs associated with discontinuing the SUTRAFIX program, partially offset by reduced performance-based compensation.

Free cash flow for the fourth quarter was $287 million, defined as cash flow from operating activities of $400 million, less capital spending of $113 million.
Cash and investments totaled $2.2 billion at December 31, 2020.  Total debt was $595 million.
Outlook
Overall, full year 2021 sales guidance for Edwards remains $4.9 to $5.3 billion. Additionally, the company continues to expect full year 2021 adjusted earnings per share of $2.00 to $2.20.
For the first quarter of 2021, the company projects total sales to be between $1.1 and $1.2 billion, and adjusted EPS of $0.43 to $0.50.

“Even though we expect a COVID impact on sales in the start of the year, we are continuing to invest now in our innovations that have tremendous opportunity to enhance patients’ lives and bring significant value to the healthcare system,” said Mussallem. “We recognize the uncertain impact and timeframe for recovery from this unique global challenge but remain confident that our patient-focused strategy of continued investment positions us to be even stronger when the world emerges from the pandemic.”
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13714408.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, first quarter and full year 2021 financial guidance, and statements regarding the TAVR and TMTT opportunity, the compounded annual growth rate for TAVR, and the pathway to success in TMTT, including, but not limited to, approvals, adoption, clinical outcomes, and information in the Outlook section.  No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019 and the company’s other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, HemoSphere, TruWave, and SUTRAFIX are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release excludes foreign exchange fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented.  Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, significant charges associated with TAVR inventory write-offs, impairment of long-lived assets, and the purchase of intellectual property. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$1,191.7	$1,174.1	$4,386.3	$4,348.0
Cost of sales	296.3	286.2	1,080.6	1,114.4

Gross profit	895.4	887.9	3,305.7	3,233.6

Selling, general, and administrative expenses	338.5	347.2	1,228.4	1,242.2
Research and development expenses	195.7	193.9	760.7	752.7
Intellectual property litigation expenses	4.6	13.9	405.4	33.4
Change in fair value of contingent consideration liabilities, net	5.2	(18.5)	13.6	(6.1)
Special charges	—	40.6	—	64.6

Operating income	351.4	310.8	897.6	1,146.8

Interest income, net	(0.5)	(4.3)	(7.6)	(11.5)
Other income, net	(4.2)	(0.4)	(11.5)	(8.2)

Income before provision for income taxes	356.1	315.5	916.7	1,166.5

Provision for income taxes	46.6	35.3	93.3	119.6

Net income	$309.5	$280.2	$823.4	$1,046.9

Earnings per share: (A)
Basic	$0.50	$0.45	$1.32	$1.68
Diluted	$0.49	$0.44	$1.30	$1.64

Weighted-average common shares outstanding: (A)
Basic	623.5	626.3	622.6	624.8
Diluted	632.0	637.9	631.9	636.7

Operating statistics
As a percentage of net sales:
Gross profit	75.1%	75.6%	75.4%	74.4%
Selling, general, and administrative expenses	28.4%	29.6%	28.0%	28.6%
Research and development expenses	16.4%	16.5%	17.3%	17.3%
Operating income	29.5%	26.5%	20.5%	26.4%
Income before provision for income taxes	29.9%	26.9%	20.9%	26.8%
Net income	26.0%	23.9%	18.8%	24.1%

Effective tax rate	13.1%	11.2%	10.2%	10.3%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts were adjusted for the May 29, 2020 three-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2020	2019
ASSETS

Current assets
Cash and cash equivalents	$1,183.2	$1,179.1
Short-term investments	219.4	337.8
Accounts receivable, net	514.6	543.6
Other receivables	88.2	55.5
Inventories, net	802.3	640.9
Prepaid expenses	75.1	59.1
Other current assets	208.2	168.0
Total current assets	3,091.0	2,984.0

Long-term investments	801.6	585.5
Property, plant, and equipment, net	1,395.2	1,060.3
Operating lease right-of-use assets	94.2	80.1
Goodwill	1,173.2	1,167.7
Other intangible assets, net	331.4	336.5
Deferred income taxes	230.9	172.2
Other assets	119.6	101.8

Total assets	$7,237.1	$6,488.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$866.7	$876.9
Operating lease liabilities	27.2	25.5
Total current liabilities	893.9	902.4

Long-term debt	595.0	594.4
Contingent consideration liabilities	186.1	172.5
Taxes payable	215.3	236.6
Operating lease liabilities	72.7	58.9
Uncertain tax positions	214.4	171.7
Litigation settlement accrual	233.0	—
Other liabilities	252.4	203.3

Stockholders’ equity (A)
Common stock	636.4	218.1
Additional paid-in capital	1,438.1	1,623.3
Retained earnings	4,565.0	3,741.6
Accumulated other comprehensive loss	(161.1)	(156.0)
Treasury stock, at cost	(1,904.1)	(1,278.7)
Total stockholders’ equity	4,574.3	4,148.3

Total liabilities and stockholders’ equity	$7,237.1	$6,488.1

(A) Current year balances reflect the May 29, 2020 three-for-one stock split. Balances at December 31, 2019 were not retroactively adjusted to reflect the stock split.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange rate fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, significant charges associated with transcatheter aortic valve replacement ("TAVR") inventory write offs, impairment of long-lived assets, and the purchase of intellectual property.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Litigation Settlement - In the second quarter of 2020, the Company recorded a $367.9 million charge to settle certain patent litigation related to transcatheter mitral and tricuspid repair products.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $12.5 million and $4.6 million in the first quarter of 2020 and 2019, respectively, $12.0 million and $7.0 million in the second quarter of 2020 and 2019, respectively, $8.4 million and $7.9 million in the third quarter of 2020 and 2019, respectively, and $4.6 million and $13.9 million in the fourth quarter of 2020 and 2019, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded income of $2.2 million and expense of $6.7 million in the first quarter of 2020 and 2019, respectively, expenses of $19.6 million and $8.0 million in the second quarter of 2020 and 2019, respectively, income of $9.0 million and $2.3 million in the third quarter of 2020 and 2019, respectively, and expense of $5.2 million and income of $18.5 million in the fourth quarter of 2020 and 2019, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $1.7 million and $0.5 million in the first quarter of 2020 and 2019, respectively, $1.3 million and $1.2 million in the second quarter of 2020 and 2019, respectively, $1.0 million and $1.3 million in the third quarter of 2020 and 2019, respectively, and $1.4 million and $1.6 million in the fourth quarter of 2020 and 2019, respectively.

TAVR Inventory Write Off - The Company recorded a $46.2 million charge in the second quarter of 2019 and a $26.9 million charge in the third quarter of 2019, primarily comprised of the write off of inventory in response to strategic decisions regarding its TAVR portfolio.

Impairment of Long-lived Assets - The Company recorded a $40.6 million charge in the fourth quarter of 2019 related to the other-than-temporary impairment of certain in-process research and development acquired as part of the acquisition of Valtech Cardio Ltd.

Purchase of Intellectual Property - The Company recorded a $24.0 million charge in the first quarter of 2019 related to the acquisition of early-stage transcatheter intellectual property and associated clinical and regulatory experience.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended December 31, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,191.7	75.1%	$351.4	$309.5	$0.49	13.1%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	4.6	2.4	—	0.4
Change in fair value of contingent consideration liabilities, net	—	—	5.2	4.2	0.01	0.1
Amortization of intangible assets	—	0.2	1.4	1.1	—	—
Prior period ongoing tax impacts (D)	—	—	—	(1.0)	—	0.3
Adjusted	$1,191.7	75.3%	$362.6	$316.2	$0.50	13.9%

	Three Months Ended December 31, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS (C)	Effective Tax Rate
GAAP	$1,174.1	75.6%	$310.8	$280.2	$0.44	11.2%
Non-GAAP adjustments: (A) (B)
Impairment of long-lived assets	—	—	40.6	40.6	0.06	(1.0)
Intellectual property litigation expenses	—	—	13.9	9.8	0.02	0.6
Change in fair value of contingent consideration liabilities, net	—	—	(18.5)	(19.1)	(0.03)	0.7
Amortization of intangible assets	—	0.2	1.6	1.4	—	—
Prior period ongoing tax impacts (D)	—	—	—	(3.3)	—	0.8
Adjusted	$1,174.1	75.8%	$348.4	$309.6	$0.49	12.3%

	Twelve Months Ended December 31, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$4,386.3	75.4%	$897.6	$823.4	$1.30	10.2%
Non-GAAP adjustments: (A)
Litigation settlement	—	—	367.9	305.1	0.48	1.9
Intellectual property litigation expenses	—	—	37.5	28.5	0.05	0.5
Change in fair value of contingent consideration liabilities, net	—	—	13.6	12.3	0.02	—
Amortization of intangible assets	—	0.1	5.4	4.6	0.01	(0.1)
Adjusted	$4,386.3	75.5%	$1,322.0	$1,173.9	$1.86	12.5%

	Twelve Months Ended December 31, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS (C)	Effective Tax Rate
GAAP	$4,348.0	74.4%	$1,146.8	$1,046.9	$1.64	10.3%
Non-GAAP adjustments: (A) (B)
TAVR inventory write off	—	1.7	73.1	55.2	0.09	1.0
Impairment of long-lived assets	—	—	40.6	40.6	0.06	(0.5)
Intellectual property litigation expenses	—	—	33.4	25.2	0.04	0.4
Change in fair value of contingent consideration liabilities, net	—	—	(6.1)	(7.1)	(0.01)	0.1
Amortization of intangible assets	—	0.1	4.6	4.0	0.01	(0.1)
Purchase of intellectual property	—	—	24.0	18.1	0.03	0.3
Adjusted	$4,348.0	76.2%	$1,316.4	$1,182.9	$1.86	11.5%

(A)See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.
(C)All per share amounts were adjusted for the May 29, 2020 three-for-one stock split.
(D)Quarterly adjustment required to spread the full year tax impact of previously reported items.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2019 Adjusted
Sales by Product Group (QTD)	4Q 2020	4Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	4Q 2019 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$776.2	$762.5	$13.7	1.8%	$—	$11.1	$773.6	0.3%
Transcatheter Mitral and Tricuspid Therapies	13.1	7.2	5.9	83.6%	—	0.3	7.5	74.1%
Surgical Structural Heart	204.2	205.1	(0.9)	(0.5)%	—	3.9	209.0	(2.2)%
Critical Care	198.2	199.3	(1.1)	(0.6)%	—	2.9	202.2	(2.0)%
Total	$1,191.7	$1,174.1	$17.6	1.5%	$—	$18.2	$1,192.3	(0.1)%

					2019 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2020	YTD 4Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	YTD 4Q 2019 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$2,857.3	$2,737.9	$119.4	4.4%	$—	$5.0	$2,742.9	4.2%
Transcatheter Mitral and Tricuspid Therapies	41.8	28.2	13.6	48.5%	—	0.4	28.6	46.2%
Surgical Structural Heart	761.8	841.7	(79.9)	(9.5)%	—	1.0	842.7	(9.6)%
Critical Care	725.4	740.2	(14.8)	(2.0)%	7.5	(1.5)	746.2	(2.8)%
Total	$4,386.3	$4,348.0	$38.3	0.9%	$7.5	$4.9	$4,360.4	0.6%

					2019 Adjusted
Sales by Region (QTD)	4Q 2020	4Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	4Q 2019 Adjusted Sales	Underlying Growth Rate *
United States	$671.2	$697.2	$(26.0)	(3.7)%	$—	$—	$697.2	(3.7)%
Europe	265.8	242.2	23.6	9.7%	—	14.6	256.8	3.6%
Japan	129.4	120.3	9.1	7.7%	—	3.9	124.2	4.3%
Rest of World	125.3	114.4	10.9	9.5%	—	(0.3)	114.1	9.9%
International	520.5	476.9	43.6	9.2%	—	18.2	495.1	5.3%
Total	$1,191.7	$1,174.1	$17.6	1.5%	$—	$18.2	$1,192.3	(0.1)%

					2019 Adjusted
Sales by Region (YTD)	YTD 4Q 2020	YTD 4Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	YTD 4Q 2019 Adjusted Sales	Underlying Growth Rate *
United States	$2,516.8	$2,532.7	$(15.9)	(0.6)%	$6.7	$—	$2,539.4	(0.9)%
Europe	973.6	941.2	32.4	3.4%	0.4	9.4	951.0	2.4%
Japan	460.1	444.7	15.4	3.5%	0.2	8.1	453.0	1.6%
Rest of World	435.8	429.4	6.4	1.5%	0.2	(12.6)	417.0	4.5%
International	1,869.5	1,815.3	54.2	3.0%	0.8	4.9	1,821.0	2.7%
Total	$4,386.3	$4,348.0	$38.3	0.9%	$7.5	$4.9	$4,360.4	0.6%

* Numbers may not calculate due to rounding.